UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2000 (May 25, 2000)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                    1-123              61-0243150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 5.

On May 25, 2000, the Board of Directors approved an amendment to Section 2.5 of the Registrant's by-laws, which amendment decreases the minimum number of directors sitting on the Executive Committee from three to two (including the Chief Executive Officer). The text of Section 2.5 of the by-laws now reads as follows:

     SECTION 2.5     Executive Committee.
     The Board of Directors may, by resolution or resolutions, passed by a majority of the whole Board, designate an Executive Committee to consist of the Chief Executive Officer and one or more of the directors as the Board may from time to time determine. In addition, the Board of Directors may appoint persons who are not directors of the Corporation as associate non-voting members of the Executive Committee. The Executive Committee shall have and may exercise, when the Board is not in session, all the powers of the Board of Directors in the management of the business and affairs of the corporation, and shall have power to authorize the seal of the corporation to be affixed to all papers which may require it; but the Executive Committee shall not have power to fill vacancies in the Board, or to change the membership of or fill the vacancies on the said Committee, or to make or amend the By-laws of the corporation. The Board shall have power at any time to change the membership of the Executive Committee, to fill vacancies in it, or to dissolve it. The Executive Committee may make such rules for the conduct of its business and may appoint such committees and assistants as it shall from time to time deem necessary. A majority of the members of the Executive Committee shall constitute a quorum.



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Brown-Forman Corporation
                                            (Registrant)


Date:   May 31, 2000                      By:  /s/ Michael B. Crutcher
                                                Michael B. Crutcher
                                                Senior Vice President,
                                                General Counsel, and Secretary